EXHIBIT 10.12
DEALER AGREEMENT

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smart USA Distributor LLC

Passenger Car Dealer Agreement

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smart USA Distributor LLC

Passenger Car Dealer Agreement

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smart USA Distributor LLC

Passenger Car Dealer Agreement

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smart USA Distributor LLC

Passenger Car Dealer Agreement

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smart USA Distributor LLC

Passenger Car Dealer Agreement

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smart USA DISTRIBUTOR LLC
smart USA Passenger Car Dealer Agreement
This PASSENGER CAR DEALER AGREEMENT is effective as of the day last set forth below by and between smart USA DISTRIBUTOR LLC (“Distributor”) and the natural person or entity identified as “Dealer” in the Final Paragraph of this Agreement.
smart USA STATEMENT OF COMMITMENT
This smart USA Passenger Car Dealer Agreement and all addendums hereto (collectively, the “Agreement”) state the commitment of Distributor and Dealer to each other as well as their relationship to the owners of smart USA Passenger Car Products.
Distributor, the exclusive distributor of smart USA Passenger Car Products in the United States of America and Puerto Rico, brings to this relationship the peerless reputation and image of Daimler AG (“DAG”). DAG has produced automobiles longer than any other manufacturer in the world. It has never let sheer numbers of products, or the requirement of transportation alone, become the yardstick for the design of its products. Its devoted craftsmen have built, and continue to build, the finest automobiles in the world.
smart USA Passenger Car dealers are community leaders whose reputations, integrity and expertise are essential to the sales and servicing of smart USA Passenger Cars. They must have well located places of business with outstanding sales, service and parts facilities; they must be staffed by courteous and well trained personnel who are dedicated to serving smart USA customers during the acquisition and ownership experience; and they must be focused on attaining the collective long term goals reflected herein as well as their own individual goals.
smart USA owners are loyal, devoted and proud; their minds are open to new ideas; they are environmentally concerned and forward-looking; but they are also demanding towards the factory as far as the product is concerned and towards the dealer as to how it is sold and serviced. DAG, Distributor, and Dealer are committed to meeting and, where possible, exceeding those high expectations.
By executing this Agreement, and pursuant to its terms, Distributor and its smart USA passenger car dealers dedicate themselves jointly to serving and satisfying the past, present and future owners of smart USA Passenger Car Products.
A. APPOINTMENT OF DEALER
Distributor hereby appoints Dealer and grants it the non-exclusive right to buy and resell smart USA Passenger Car Products. Dealer accepts such appointment and understands that its appointment as a Dealer (i) does not grant it an exclusive right to sell smart USA Passenger Car Products in its Area of Responsibility (AOR) or in any other geographic area, and (ii) does not grant it any right to buy or resell vehicles or other products that are not smart USA Passenger Car Products.

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B. TERM
This Agreement shall have a term commencing on its effective date continuing until the date set forth in the Final Paragraph.
C. ADDITIONAL PROVISIONS
The accompanying smart USA Passenger Car Dealer Agreement Standard Provisions, Retail Capacity Addendum, Dealer Operating Covenant and Standards Addendum, Dealer Area of Responsibility Addendum, Dealer Improvement Addendum (if applicable), other facility addenda (if applicable) as identified in Paragraph E, and Communications Guidelines and Graphic Standards (if applicable) are hereby incorporated into and made a part of this Agreement. The data requirements reflected in the Retail Capacity Addendum, Dealer Operating Covenant and Standards Requirements Addendum, and Dealer Area of Responsibility Addendum are periodically updated with the current related addendum displayed electronically on a website accessible via Distributor’s satellite communication system. Dealer further agrees to be bound by and comply with the Warranty Manual, Dealership Facility Planning & Corporate Identification Manual and all other manuals, bulletins, instructions and directives issued to or which may issued to Dealer by Distributor during the term of this agreement.
D. DEALER OWNERSHIP
This is a personal service agreement. Distributor is entering into the Agreement in reliance upon the personal qualifications, reputation, integrity and expertise of Owners and upon their representation that they are committed to achieving the purposes and goals of this Agreement. Dealer agrees that there will be no change in the identity of Owner or in Dealer’s ownership, name, identity, business organization or structure without the prior written consent of Distributor, which consent shall not be unreasonably withheld. If Dealer is a corporation, limited liability company or any other entity, Dealer agrees to notify Distributor in writing of any change in the identity of its officers, directors, managing member, general partner or managing partner, as the case may be.
E. DEALER FACILITIES
Dealer agrees that the Dealership Facilities shall satisfy all applicable provisions of this Agreement, including the facility, space, appearance, layout, equipment and corporate identification requirements in the Retail Capacity Addendum, and Dealership Facility Planning & Corporate Identification Manual. Unless otherwise provided in the Retail Capacity Addendum, Distributor hereby approves the location (s) of the Dealership Facilities identified in the Final Paragraph for the exclusive purpose of: (i) a showroom and sales facility for smart USA Passenger Cars; (ii) a service, and parts facility for smart USA Passenger Cars; (iii) facilities for display and sale of pre-owned smart USA vehicles; and (iv) if applicable, other facilities for such other purposes(s) as may be identified in the Final Paragraph. Additional facilities will operate pursuant to the terms of the smart USA Passenger Car Dealer Agreement herein and the following Dealer Agreement Addenda if applicable: Service Center Addendum, Pre-Owned & Service Center Addendum, and Service Annex Addendum. Dealer shall not move, relocate or change the designated usage or function of the Approved Locations(s) or any of the Dealership Facilities without the prior written consent of Distributor. In particular, Dealer shall not add sales, service or parts operations for any other line of vehicles to the Dealership Facilities or at the Approved Location(s) without the prior written consent of the Distributor.

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F. MODIFICATION OF AGREEMENT
No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it (except filling of blank spaces and lines) will be valid or binding on Distributor unless approved in writing by the President of Distributor.
G. EXECUTION OF AGREEMENT
This Agreement shall not become effective until signed by a duly authorized officer of Dealer, if a corporation or limited liability Company, or by one of the general partners of Dealer, if a partnership, or by the named individual if a sole proprietorship, and countersigned by the President of Distributor.
H. MUTUAL RELEASE
Each party hereby releases the other from any and all claims and causes of action that it may have against the other for money damages arising from any event occurring up to and including the effective date of this Agreement, except for any accounts payable by one party to the other reflected on the smart USA Consolidated Statement or adjustments to any prior payment, credit or other benefit arising from any audit or other examination conducted by Distributor with respect thereto. This mutual release does not extend to claims that either party does not know or reasonably suspect to exist in its favor as of the effective date of this Agreement or that arise under Section XII of the Standard Provisions to this Agreement.
I. CERTIFICATION
By their signatures on the following page, the parties certify that they have read and understand the Agreement, including all of the additional provisions incorporated herein, and agree to be bound by and comply with all of its terms and conditions.

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J. FINAL PARAGRAPH
Dealer is EXAMPLE COPY, incorporated or formed under the laws of the State of EXAMPLE STATE doing business as (‘EXAMPLE COPY). Dealer is located in the City of EXAMPLE CITY which is in the State of EXAMPLE.
The Owners of Dealership (including all shareholders, general and limited partners, members and other owners) are as follows:

Name: EXAMPLE	60%
% interest
The Dealer Operator of Dealer is as follows:
Name: EXAMPLE
Showroom and Sales Facility for smart USA Passenger Cars located at:

Address: EXAMPLE
City: EXAMPLE	State: EXAMPLE	Zip: EXAMPLE
Service and Parts Facility for smart USA Passenger Cars located at:

Address: EXAMPLE
City: EXAMPLE	State: EXAMPLE	Zip: EXAMPLE
Facilities for the display and sale of pre-owned smart USA Vehicles located at:

Address: EXAMPLE
City: EXAMPLE	State: EXAMPLE	Zip: EXAMPLE
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the XXh day of XXXXXXXX, 20XX at smart center EXAMPLE — EXAMPLE CITY, EXAMPLE STATE XXXXX. This Agreement shall have a term commencing on its effective date and continuing until XXXXXXXX XX, 20XX.

Dealer:		smart USA Distributor LLC

By:		By:
	Dealer Signature		XXXXX XXXXXXX, President

Name:		By:
	Print Name		XXXXX XXXXXXX, Vice President

Title:

Attested by:

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smart USA DISTRIBUTOR LLC
smart USA PASSENGER CAR DEALER AGREEMENT
STANDARD PROVISIONS
I.	ACQUISITION, DELIVERY AND INVENTORY OF smart USA PASSENGER CAR PRODUCTS
A.	PRICES AND TERMS OF SALE
Distributor shall offer to sell to Dealer and Dealer shall have the right to purchase from Distributor smart USA Passenger Car Products in accordance with the provisions of this Agreement and the prices and other terms of sale that Distributor shall establish and revise from time to time. Such revised prices or terms shall apply to any smart USA Passenger Car Product not invoiced to Dealer by Distributor at the time the notice of such changes is given to Dealer (in the case of smart USA Passenger Cars), or upon issuance of a new or modified parts prices list or through change notices, letters, bulletins or revision sheets (in the case of Genuine smart USA Passenger Car Parts and Accessories), or at such other times as may be designated electronically or in writing by Distributor.
B.	AVAILABILITY AND ALLOCATION OF PRODUCTS
Distributor will allocate smart USA Passenger Car Products among its passenger car dealers in a fair and equitable manner. Distributor will, upon Dealer’s request, explain the considerations and method used to allocate smart USA Passenger Car Products to Dealer.
C.	DELIVERY OF PRODUCTS
Distributor will ship smart USA Passenger Car Products to Dealer by whatever mode of transportation, by whatever route, and from whatever point Distributor may select. Dealer shall pay Distributor such charges as Distributor in its sole discretion establishes for such transportation services.
D.	PASSAGE OF TITLE
Title to each smart USA Passenger Car Product shall pass from Distributor to Dealer, or to the financial institution designated by Dealer, upon Distributor’s receipt of payment for said Product and upon the earlier of delivery of said Product to Dealer or to a carrier for transportation to Dealer.
E.	RISK OF DAMAGE OR LOSS
Dealer shall bear the risk of damage to or loss of smart USA Passenger Car Products during transportation from the point of shipment; however, Distributor will, if requested by Dealer assign any claims and rights to Dealer that Distributor may have against the responsible carrier for damage to or loss of smart USA Passenger Car during said transportation for and on behalf of Dealer. To the extent required by law, Dealer shall notify the purchaser of a vehicle of any damage sustained by such vehicle prior to sale.
F.	DELAY OR FAILURE OF DELIVERY
Distributor shall not be liable for delay or failure to deliver smart USA Passenger Car Products that it has previously agreed to deliver, where such delay or failure to deliver is the result of any event beyond the control of Distributor, including but not limited to any law or regulation of any governmental entity, acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, floods, storms, strikes, lockouts, or other labor troubles, acts of terrorism, embargoes, blockades, or delay or failure of DAG or its affiliates to deliver smart USA Passenger Car Products.

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G.	DIVERSION AND STORAGE CHARGES
Dealer shall be responsible for and shall pay all charges for demurrage, storage and other expense accruing after shipment to Dealer or to a carrier for transportation to Dealer. If diversions of shipments are made upon Dealer’s request or are made by Distributor as a result of Dealer’s failure or refusal to accept shipments made pursuant to Dealer’s orders, Dealer shall pay all additional charges and expenses incident to such diversions.
H.	SECURITY INTEREST
1.	Grant of Security Interest
As a security for the full payment of all sums from time to time owed by Dealer to Distributor under this Agreement, whether such sums are now or hereafter become due and owing, Dealer hereby grants to Distributor a security interest in the following items for which Distributor has not received payment (collectively referred to as “Collateral”):
(i)
All Genuine smart USA Passenger Car Products, and other related items delivered by Distributor to Dealer hereunder on account (all such inventory hereinafter referred to collectively as “Inventory” and individually as “Item of Inventory”); and

(ii)
All proceeds from any of the foregoing, including without limitation, insurance payable by reason of the loss, damage or destruction of any Item of Inventory; and all accounts and chattel paper of Dealer arising from its sale, lease or other disposition of Inventory now existing or hereafter arising, and all liens, securities, guarantees, remedies and privileges pertaining thereto, together with all rights and liens of Dealer relating thereto.

2.	Default in Payment
Dealer shall be in default of this Agreement if: (i) Dealer shall fail to pay any amounts secured hereby when due or fail to perform any obligations under this Section I in a timely manner; (ii) there shall occur any material adverse change in the financial condition of Dealer; or (iii) a proceeding is commenced by or against Dealer under any bankruptcy or insolvency or similar statute or regulation or Dealer makes an assignment for the benefit of creditors or becomes insolvent; and, in any such case, Distributor may declare all sums secured by this Section I.H immediately due and payable and Distributor shall have all the rights and remedies afforded to a secured party after default under the Uniform Commercial Code or other applicable law in effect on the date of this Agreement.
3.	Assembly of Collateral, Payment of Costs and Notices
Dealer shall, if requested by Distributor upon the occurrence of any default under Section I.H.2, assemble the Collateral and make it available to Distributor at a place or places designated by Distributor. Dealer also shall pay all costs of Distributor, including without limitation, attorneys fees incurred with respect to the enforcement of any of Distributor rights under this Section I.H.

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4.	Recording and Further Assurances
Dealer shall provide any assistance necessary in the preparation of financing statements and such other instruments or documents and take any other action as Distributor may request in order to create or maintain the security interest intended to be created by this Section I.H., or to enable Distributor to exercise and enforce its rights hereunder. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of a financing statement in any and all jurisdictions which accept such reproductions.
5.	Records and Schedules of Inventory
Dealer shall keep accurate records itemizing and describing the kind, type and quantity of Inventory and shall furnish to Distributor within five (5) days of receipt of Distributor’s request therefore, a current schedule of inventory in form and substance satisfactory to Distributor (“Schedule of Inventory”), which shall be true and accurate in all respects. A physical inventory shall be conducted by Dealer no less than annually in connection with preparation of year-end financial statements of Dealer and, at Distributor’s request, a report of such inventory shall be promptly provided to Distributor.
I.	CHANGES OF DESIGN, SPECIFICATIONS OR OPTIONS
Distributor may change the design or specifications of any smart USA Passenger Car Product or the options in any smart USA Passenger Car Product and shall be under no obligation to provide notice of same or to make any similar change to smart USA Passenger Car Products previously purchased by or shipped to Dealer. No change shall be considered a model year change unless so specified by Distributor.
J.	DISCONTINUANCE OF MANUFACTURE OR IMPORTATION
DAG and/or Distributor may discontinue the manufacture, importation or distribution of all or part of any smart USA Passenger Car Product, whether passenger car parts, options or accessories, including any model, series or body style of any smart USA Passenger Car at any time without any obligation or liability.
K.	MINIMUM VEHICLE INVENTORIES
Dealer agrees that it shall, at all times, maintain in showroom ready condition at least the minimum inventory of smart USA Passenger Cars that may be established by Distributor from time to time.
L.	PRODUCT MODIFICATIONS
Dealer agrees that it will not install aftermarket accessories, equipment, or make any modifications to smart USA Passenger Cars that may impair or adversely affect their safety, emissions, structural integrity, performance or original vehicle warranty applicability.

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II.	DEALER’S MARKETING AND SALES OF smart USA PASSENGER CAR PRODUCTS
A.	DEALER’S GENERAL RESPONSIBILITIES
Dealer recognizes that customer satisfaction and the successful promotion and sale of smart USA Passenger Car Products are significantly dependent on Dealer’s advertising and sales promotion activities. Therefore, Dealer at all times shall:
1.	Actively and effectively promote and sell new and used smart USA Passenger Car Products to customers located within its Area of Responsibility:

2.	Advertise and merchandise smart USA Passenger Car Products, and use current smart USA showroom displays, sales materials and other promotional media;

3.
Organize a complete sales organization of the highest quality, ensure that its sale personnel meet the educational and management standards established by Distributor, and, at Dealer’s expense, have such personnel as are appropriate attend all training courses prescribed by Distributor;

4.
Comply with the Communications Guidelines and Graphic Standards, maintain a high standard of ethics in advertising, promoting and selling smart USA Passenger Car Products, and avoid engaging in any misrepresentation or unfair or deceptive practices. Dealer shall discontinue any advertising the Distributor considers injurious to Distributor’s or DAG’s business or reputation or to the smart Marks or smart USA Marks, or that are likely to be violative of applicable laws or regulations; and

5.
Accurately represent to customers the total selling price of smart USA Passenger Car Products. Dealer agrees to explain to customers of smart USA Passenger Car Products the items that make up the total selling price and to give the customers itemized invoices and all other information required by law. Dealer understands and hereby acknowledges that it may sell smart USA Passenger Car Products at whatever price Dealer desires, but not in excess of its MSRP established by Distributor and communicated to Dealer by Distributor in writing and/or electronically.

B.	EXPORT POLICY
Dealer is authorized to sell smart USA Passenger Cars only to customers residing in the United States of America and Puerto Rico. Dealer agrees that it will not sell smart USA Passenger Cars for resale or use outside the United States of America and Puerto Rico. Dealer agrees to be bound by and comply with any export policy established by Distributor.
C.	smart USA DEALER ASSOCIATION
Distributor considers participation by smart USA Passenger Car dealers in smart USA Passenger Car Dealer Advertising Associations to be a fundamental part of an overall marketing strategy for their businesses and smart USA Passenger Car Products. Distributor urges Dealer to cooperate in the establishment of such an association and to fund its fair share of advertising and merchandising programs undertaken by the association.

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D.	PRE-OWNED VEHICLES
Dealer agrees to display and sell pre-owned smart USA vehicles distributed only by Distributor at the Approved Location(s). Dealer shall participate in programs as specified by Distributor for the sale of such vehicles, and shall maintain the minimum reasonable inventory established by Distributor from time to time for such operations. Dealer shall conduct its pre-owned smart USA vehicle operations in conformance with all standards set forth in this Agreement.
E.	DEALER MARKET AREA
Distributor will assign to Dealer a geographic area consisting of a collection of zip codes or census tracts that is called an Area of Responsibilities (“AOR”). The AOR is a tool used by Distributor to evaluate Dealer’s performance of its primary obligations hereunder. Dealer agrees that it has no right or interest in any AOR, including rights of exclusivity, and Dealer acknowledges that the Distributor reserves the right to appoint additional smart USA Dealers, whether located near Dealer’s location or elsewhere, as the Distributor in its sole discretion deems necessary or appropriate and that Distributor may change or alter Dealer’s AOR at any time. If a decision is made by Distributor to change or alter Dealer’s AOR, Distributor will provide Dealer no less than thirty (30) days written notice of such decision. Distributor may, directly or indirectly, offer and sell smart USA Passenger Car Products in Dealer’s AOR to the following:
1.	Governmental or Municipal Authorities

2.	Certain Multi-national Fleet customers of DAG or a DAG group company

3.	Customers who refuse to purchase from Dealer
F.	EVALUATION OF DEALER’S MARKETING AND SALES PERFORMANCE
Distributor will periodically evaluate Dealer’s sales and marketing performance under this Agreement. Dealer’s evaluation will be based on such reasonable criteria as Distributor may establish, including without limitation: (i) Dealer’s reasonable sales objectives that may be established by Distributor; (ii) Dealer’s sales of smart USA Passenger Cars as a percentage of registrations of smart USA Passenger Cars or Competitive Vehicles in Dealer’s AOR; (iii) the registrations of smart USA Passenger Cars as a percentage of registrations of Competitive Vehicles in Dealer’s AOR; (iv) Dealer’s sales or registrations of smart USA Passenger Cars as compared to sales or registrations of smart USA Passenger Cards by authorized smart USA passenger car dealers in other areas, including but not limited to the metropolitan area, market and/or region in which Dealer is located; and (v) Dealer’s performance in building and maintaining consumer satisfaction with Dealer and smart USA Passenger Car Products. Distributor will review such evaluations with Dealer, and Dealer shall take prompt corrective action if required to improve its performance.

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III.	DEALER’S SERVICE OBLIGATIONS
A.	CUSTOMER SERVICE STANDARDS
Dealer and Distributor agree that customer satisfaction and the future growth of their respective businesses is substantially dependent upon the ability of owners of smart USA Passenger Cars to obtain high-quality servicing from Dealer. Therefore, Dealer agrees to:
1.	Provide prompt, efficient and courteous service of the highest quality for all smart USA Passenger Cars, regardless of where purchased and whether or not under warranty.

2.
Provide prompt, efficient and courteous service of the highest quality for all versions of smart passenger cars equal to smart USA Passenger Cars not intended for sale in the United States of America and Puerto Rico (“Equal smart Passenger Cars”), which are then under DAG warranty;

3.	Accurately diagnose and advise customers of the necessary repairs, and obtain their consent prior to the initiation of such repairs;

4.	Professionally perform the necessary repairs; and

5.	Treat customers fairly at all times.
B.	DEALER’S SPECIFIC SERVICE OBLIGATIONS
1.	Pre-Delivery Inspections and Service
Dealer shall perform pre-delivery inspections and service on each smart USA Passenger Car prior to sale and delivery thereof by Dealer in accordance with the Warranty Manual.
2.	Warranty Repairs and Policy Service
Dealer shall promptly, courteously and efficiently perform (i) warranty repairs on each smart USA Passenger Car Product and Equal smart Passenger Car that qualifies for such repairs under the provisions of any warranty furnished therewith by Distributor or DAG, and (ii) such other inspections, repairs or corrections on smart USA Passenger Car Products as may be approved or authorized by Distributor to be made at Distributor’s expense (hereinafter “policy service”). Dealer shall perform such repairs and service on each such smart USA Passenger Car Product and Equal smart Passenger Car as and when requested by owner or user (or in the case of policy service when requested by Distributor), without regard to where such smart USA Passenger Car was purchased and in accordance with the Warranty Manual. Distributor agrees to compensate Dealer for all warranty repairs and policy service, including labor, diagnosis and Genuine smart USA Passenger Car Parts and Accessories, in accordance with procedures and at rates to be established from time to time by Distributor. Unless otherwise approved in advance by Distributor, Dealer shall use only genuine smart USA Passenger Car Parts and Accessories when performing smart USA warranty repairs and policy service. Warranty repairs and policy service are provided for the benefit of customers, and Dealer agrees that the customer shall not be obligated to pay any charges for such work or any other services for which Dealer is reimbursed by Distributor, except as required by law.

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3.	Service / Recall Campaign Inspections and Corrections
Dealer agrees to perform service/retail campaign inspections and/or corrections for owners or users of all smart USA Passenger Car Products and Equal smart Passenger Cars that qualify for such inspections and/or corrections in accordance with Distributor’s directives and the applicable procedures in the Warranty Manual. Distributor agrees to reimburse Dealer for all replacement parts and/or other materials required and used in connections with such work and for labor according to such directives and the applicable provisions of the Warranty Manual.
4.	Roadside Assistance Program
Dealer agrees to participate in the smart USA Roadside Assistance Program as specified by Distributor.
C.	USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICE
Subject to the provisions of Sections I.L and III.B.2, Dealer has the right to sell, install or use for making non-warranty repair products that are not Genuine smart USA Passenger Car Parts and Accessories.
1.	Quality Standards
Dealer Acknowledges, however, that its customers expect that any parts or accessories that Dealer sells, installs or uses in the sale, repair or servicing of smart USA Passenger Cars are, or meet the high quality standards of, Genuine smart USA Passenger Cars Parts and Accessories. Dealer agrees that in sales, repairs or servicing where Dealer does not use genuine smart USA Passenger Car Parts and Accessories, Dealer will utilize only such other parts or accessories as:
(i)	Will not adversely affect the safety, structural integrity, performance, mechanical operation or emissions of the smart USA Passenger Car being sold, repaired or serviced; and

(ii)	Are equivalent in quality and design to Genuine smart USA Passenger Car Parts and Accessories.
Dealer further agrees that it will not offer to sell any parts or accessories that for reasons of quality or image are reasonably objected to by Distributor
2.	Dealer’s Disclosures as to Use of and Warranties for Non-Genuine Parts and Accessories
In order to avoid confusion and to minimize potential customer dissatisfaction, in any non-warranty instance where Dealer sells, installs or uses non-Genuine smart USA Passenger Car Parts or Accessories, Dealer shall disclose such fact to the customer and shall advise the customer that the item is not included in warranties furnished by Distributor or DAG. Such disclosure shall be written, conspicuous and stated on the customer’s copy of the service or repair order or sale document. In addition, Dealer will clearly explain to the customer the extent of any warranty covering the parts or accessories involved and will deliver a copy of the warranty to the customer.

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D.	COMPLIANCE WITH SAFETY AND EMISSION CONTROL REQUIREMENTS
Dealer agrees to comply and operate consistently with all applicable provisions of National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, including applicable rules and regulations issued from time to time there under, and all other applicable federal, state, and local motor vehicle safety and emission control statutes, rules, and regulations.
In event that the laws of the state in which Dealer is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to their sale, any safety devices or other equipment not installed or supplied as standard equipment by DAG, then Dealer, prior to the sale of any smart USA passenger car on which such installations are required, shall properly install such devices or equipment on such smart USA Passenger Cars. Dealer shall comply at its expense with state and local laws pertaining to the installation and reporting of such equipment.
In the interest of motor vehicle safety and emission control, Distributor and Dealer agree to provide to each other such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, and their rules and regulations, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.
Dealer further agrees that should Distributor place any new smart USA Passenger Cars in Dealer’s stock on retail hold pending the resolution of any federal or state regulatory compliance issue, Distributor may, but shall not be required to, elect to repurchase said retail held smart USA Passenger Cars. Should Distributor so elect, Dealer agrees that it shall immediately sell the smart USA Passenger Cars back to Distributor and withhold from retail sale all such smart USA Passenger Cars still in its inventory at the time of said election as Distributor may reasonably determine. In the event of such a repurchase, the price to be paid by Distributor to Dealer shall be only the price paid by the Dealer to Distributor for said smart USA Passenger Car. Distributor shall not be obligated to reimburse any other costs to Dealer with respect to Dealer’s purchase or Distributor’s repurchase of the smart USA Passenger Cars. Distributor shall make payment to the Dealer immediately upon transfer of title to the smart USA Passenger Car to Distributor. During the period from Distributor’s repurchase of smart USA Passenger Cars until the smart USA Passenger Cars resale to Dealer, the subject smart USA Passenger Cars shall remain in the possession, custody and control of Dealer as bailee of Distributor. Upon the occurrence of the resolution of the event requiring the issuance of the retail hold and smart USA Passenger Car repurchase via the issuance of appropriate repair instructions to the Dealer, Distributor shall resell those smart USA Passenger Cars to Dealer and Dealer hereby agrees to accept those smart USA Passenger Cars and further agrees that it will only retail sell the smart USA Passenger Cars upon completion of the work by dealer required to bring the smart USA Passenger Car into regulatory compliance.

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E.	COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES AND REGULATIONS
Dealer agrees to comply and operate consistently with all applicable provisions of consumer protection statutes, rules and regulation (hereinafter “consumer protection laws”). Because certain customer complaints may impose liability upon distributor under consumer protection laws, Dealer agrees to provide prompt notice to Distributor to such complaints and take such other steps as Distributor may require. Dealer also agrees to provide applicable required customer notifications and disclosures as prescribed by consumer protection laws. Dealer will do nothing to affect adversely Distributor’s rights under consumer protection laws.
F.	INSURANCE REQUIREMENTS
Dealer shall maintain, at Dealer’s expense, adequate fire, general liability, garage keepers liability, product liability, completed operations liability, automobile liability, workers compensation and casualty insurance issued by an insurer of recognized responsibility satisfactory to Distributor with coverage for each occurrence and in an aggregate amount acceptable to Distributor, and providing coverage for, among other things, death, bodily injury, property damage and loss of income claims that might arise under the doctrine of products liability and any other claims that might arise in connection with the dealership operations. All insurance shall be placed with a reputable insurance company having a Financial Size Category equal to or greater than 1x and Policyholders Rating of ‘A+’ or ‘A-’ (Excellent) as assigned by Alfred M. Best and Company, Inc., or any other insurance company approved by Distributor. Each insurance policy shall list Distributor as an additional insured, shall provide for thirty (30) day’s notice to Distributor prior to cancellation of such insurance, and shall give Distributor the right to pay any premium due to avoid cancellation of such insurance. The Dealer shall reimburse Distributor immediately upon demand for any amount paid by Distributor on behalf of the Dealer to maintain an insurance policy. Upon request, Dealer shall furnish Distributor with certificates of insurance, proof of payment of premiums and copies of insurance policies which evidence the Dealer’s compliance with the requirements of this paragraph. Prior to the expiration of any existing policy, the Dealer shall provide proof of the renewal of such policy or the acquisition of a replacement or substitute policy. In addition, the Dealer shall provide proof of insurance within five (5) days of any request by Distributor. Such insurance shall be maintained in full force and effect at Dealer’s sole cost throughout the term of this Agreement (and throughout any period during which Distributor has permitted Dealer to continue any of the dealership operations despite the expiration or termination of this Agreement).
IV.	DEALER’S SERVICE AND PARTS ORGANIZATION
A.	ORGANIZATION AND STANDARDS
Dealer agrees to organize and maintain a complete service and parts organization of the highest quality, including a qualified service manager, parts manager, diagnostic specialists, technicians and a sufficient complement of qualified service and parts personnel as recommended by Distributor. Dealer’s personnel will meet the educational, management and technical training standards reasonably established by Distributor and, at Dealer’s expense, will complete all service, parts and customer satisfaction training courses prescribed by Distributor.

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B.	SERVICE EQUIPMENT AND SPECIAL TOOLS
Anything herein to the contrary notwithstanding, if Distributor determines that Dealer requires smart USA Special Tools and Service Equipment to service a model of smart USA Passenger Cars, Dealer acknowledges that it has no right to purchase such model from Distributor unless and until it has acquired all such smart USA Special Tools and Service Equipment and completed all related training courses prescribed by Distributor.
1.	smart USA Special Tools
Dealer agrees to purchase from Distributor all smart USA Special Tools as may be reasonably required by Distributor and which are the minimum required for the service, maintenance, and repair of smart USA Passenger Cars regardless of size. Delivery of smart USA Special Tools by Distributor to Dealer will be automatic and via a timetable determined appropriate by Distributor in its reasonable discretion. Dealer may also acquire, at its own discretion, smart USA Special Tools for larger scale repairs.
Dealer agrees to maintain all smart USA Special Tools in operational condition and in calibration as designated by Distributor. Dealer will manage the inventory of smart USA Special Tools using a storage and inventory management system specified by Distributor. Dealer agrees that such inventory and/or physical inventory documentation will be subject to periodic inspection by Distributor.
In the event a dealer utilizes its own body shop, dealer agrees to acquire smart USA Special Tools for use in the repair of smart USA Passenger Cars as specified by the smart USA repair procedure. A Dealer that sublets body shop repairs shall use its best efforts to monitor, advise, and ensure that these locations are equipped with the necessary smart USA tools, repair instructions, and training support to perform the repairs.
2.	smart USA Service Equipment
Dealer agrees to acquire approved Service Equipment designated as Basic Equipment (“BE”) pursuant to the Distributor Standard Service Equipment Program. Dealer agrees to maintain this equipment in operational condition and in calibration as designated by Distributor. Dealer agrees that such equipment and physical inventory documentation will be subject to periodic inspection by Distributor.
C.	PARTS STOCKING AND SERVICE LEVELS
Dealer agrees to maintain its parts stock at minimum stocking and service levels reasonably established by Distributor.
D.	AFTER-HOURS DELIVERY
Dealer agrees to provide Distributor, upon request, access to a secure area for after-hours parts or passenger car delivery.

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E.	ASSISTANCE PROVIDED BY DISTRIBUTOR
1.	Service Manuals and Materials
Distributor agrees to make available to Dealer copies of such service manuals and bulletins, publications, computer software and technical data as Distributor shall deem to be necessary for the needs of Dealer’s service and parts organization. Dealer shall be responsible for keeping such manuals and materials current and available for consultation by its employees.
2.	Field Personnel Assistance
To assist Dealer in handling its responsibilities under this Agreement, Distributor agrees to make available, as determined by Distributor in its reasonable discretion, qualified field personnel who will, from time to time, advise and counsel Dealer on service-related subjects determined by Distributor in its reasonable discretion, including service policies, product and technical adjustments, repair and replacement of product components, customer relations, warranty administration, service and parts merchandising, and personnel/management training.
F.	EVALUATION OF DEALER’S SERVICE AND PARTS PERFORMANCE
Distributor will periodically evaluate Dealer’s: (i) service performance in areas such as dealer’s service of smart USA Passenger Cars as a percentage of registrations of smart USA Passenger Cars in Dealer’s AOR, customer satisfaction, warranty administration, service repairs, service management, facilities, operating procedures and new vehicle pre-delivery service; and (ii) parts purchases, sales, operations, facilities, tools and equipment. Distributor will review such evaluations with Dealer, and Dealer shall take prompt action to improve the service and parts performance to satisfactory levels as Distributor may require. Such action shall, if requested by Distributor, include an action plan by Dealer for improvement of service and parts performance within a specific time period approved by Distributor, including but not limited to the establishment of additional space, facilities or locations for such operations.
G.	ADDITIONAL FACILITIES OR LOCATIONS
If, with Distributor’s prior written consent, Dealer establishes additional facilities or locations for its service and parts operations, Dealer shall meet the facilities, identification, organizational, equipment, parts stocking and other standards reasonably established by Distributor from time to time for such facilities or locations.

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V.	CUSTOMER SATISFACTION RESPONSIBILITIES
Distributor and Dealer intend to conduct their respective businesses in a manner with a goal of achieving the highest levels of customer satisfaction by marketing the finest products and providing the best service in the automotive industry.
A.	DEALER’S CUSTOMER SATISFACTION OBLIGATIONS
Dealer will be responsible for satisfying smart USA customers in all matters except those that are directly related to product design and manufacturing. Dealer will take all reasonable steps to ensure that each customer is completely satisfied with smart USA Passenger Car Products and the services and practices of Dealer. Dealer will not engage in any practice or method of operation if its nature or quality may impair the reputation of Distributor or smart USA Passenger Car Products or DAG.
1.	Dealer’s Customer Satisfaction Plan
Upon Distributor’s request. Dealer shall provide a detailed plan of Dealer’s customer satisfaction program to Distributor and shall implement such program on a continuous basis. This plan shall include an ongoing system for emphasizing customer satisfaction to all Dealers’ employees, for training Dealer employees and for conveying to customers that Dealer is committed to the highest possible level of customer satisfaction.
2.	Employee Training
Dealer agrees to participate and to have its employees participate, at Dealer’s expense, in smart USA customer satisfaction training as required by Distributor.
3.	Customer Assistance Response System
Dealer agrees to implement a system approved by Distributor that will respond immediately to requests for customer assistance from Distributor.
B.	EVALUATION OF DEALER’S CUSTOMER SATISFACTION PERFORMANCE
Distributor periodically will evaluate Dealer’s customer satisfaction performance based on the following considerations and efforts by Dealer.
1.
Distributor will provide Dealer with Customer Relationship Index reports or such other equivalent data as will permit Dealer to access its performance and maintain the highest level of customer satisfaction. Dealer agrees to review with its employees on a regular basis the results of the customer satisfaction reports or other data it receives.

2.
Dealer shall continuously develop and implement specific action plans to improve its customer satisfaction performance and results. The plans are to be reviewed with Distributor on a basis that Distributor deems appropriate. Dealer will respond on a timely basis to requests from Distributor to take action on unsatisfactory customer satisfaction matters and to commit necessary resources to remedy deficiencies reasonably specified by Distributor.

VI.	DEALERSHIP FACILITIES AND IDENTIFICATION
A.	LOCATION AND FACILITIES
Dealer shall provide Dealership Facilities at the Approved Location(s) that (i) will enable Dealer to effectively perform its responsibilities under this Agreement, (ii) are satisfactory in space, appearance, layout, equipment, and corporate identification, and (iii) are otherwise substantially in accordance with the Retail Capacity Addendum, Dealership Facility Planning & Corporate Identification Manual, and such other standards as Distributor may establish from time to time. Dealer shall conduct its Dealership Operations only from the Approved Location(s). If the Approved Location(s) is of more than one place of business, Dealer shall use each such place of business only for the purposes specified therefore in Paragraph E and the Final Paragraph of this Agreement and, if applicable, in the Retail Capacity Addendum.

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B.	CHANGES AND ADDITIONS
Dealer shall not move, relocate or change the designated usage or function of the Approved Location(s) or any of the Dealership Facilities, or substantially modify any of the Dealership Facilities, nor shall Dealer or any person named in the Final Paragraph of this Agreement directly or indirectly establish or operate any other locations or facilities for the sale or servicing of smart USA Passenger Car Products or for the conduct of any other of the Dealership Operations contemplated by this Agreement, without the prior written consent of Distributor. Any changes in the Approved Location(s) or the Dealership Facilities that may be agreed to by Distributor and Dealer may be reflected in a new Agreement or in a new Retail Capacity Addendum.
In particular, Dealer acknowledges that the addition of sales, service or parts operations for another line of vehicles to the Dealership Facilities or at the Approved Location(s) could adversely affect Dealer’s sales, service and parts performance with respect to smart USA Passenger Car Products. Accordingly, to give Distributor an adequate opportunity to evaluate the effect of such a proposed addition and to determine whether or not to consent thereto, Dealer agrees to notify Distributor in writing at least sixty (60) days before Dealer enters into any agreement or letter of intent with respect to the addition of such sales, service or parts operations to the Dealership Facilities or at the Approved Location(s).
C.	DEALER’S OPERATING HOURS
Dealer agrees to conduct Dealership Operations during all days and hours that are customary and lawful for such operations in the community or locality in which Dealer is located and in accordance with industry standards. In addition, when necessary to accommodate customer needs, Dealer shall extend its operating hours.
D.	CORPORATE IDENTITY
Subject to applicable governmental statutes, ordinances and regulations, Dealer agrees to erect, display and maintain, at Approved Location(s) only and at Dealer’s sole expense, such standard authorized product and service signs and other corporate identity elements as specified in the Dealership Facility Planning & Corporate Identification Manual or otherwise required by Distributor from time to time.
E.	EVALUATION OF DEALERSHIP FACILITIES
Distributor will periodically evaluate the Dealership Facilities. In making such evaluations, Distributor may consider, among other things: the actual building and land provided by Dealer for the performance of its responsibilities under this Agreement; compliance with Distributor’s current requirements for Dealership Operations; the appearance, condition, layout and signage of the Dealership Facilities; and such other factors as in Distributor’s opinion may relate to Dealer’s performance of its responsibilities under this Agreement. Distributor will discuss such evaluations with Dealer, and Dealer shall take prompt action to comply with Distributor’s recommendations and minimum facility standards.

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F.	OWNERSHIP AND USE OF smart MARKS AND smart USA MARKS
1.	Validity and Exclusive Ownership of smart Marks and smart USA Marks
Dealer acknowledges the validity and DAG’s exclusive ownership of the smart Marks and smart USA Marks, and agrees not to contest the same during the term of the Agreement or at any time thereafter. Dealer and Distributor agree to cooperate with each other in preventing any acts of trademark infringement or unfair competition with respect to any smart Mark or smart USA Mark, but DAG or Distributor shall have sole control over all actions and legal proceedings to redress infringement of or any unfair competition with respect to any smart Mark or smart USA Mark.
2.	Use by Dealer
Distributor grants Dealer a non-exclusive license to use the smart Marks and smart USA Marks subject to the terms and conditions of the Agreement and the Dealership Facility Planning & Corporate Identification Manual. Dealer agrees that it will use the smart Marks and smart USA Marks only in connection with the sale and servicing of smart USA Passenger Car Products and only in such manner, at such location, to such extent, and for such purposes as Distributor may specify from time to time. Dealer shall promptly change or discontinue its use of any smart Marks or smart USA Marks upon Distributor’s request. Dealer shall not use the smart Marks or smart USA Marks as part of its corporate or business name without Distributor’s prior written consent.
3.	Discontinuance of Use
Upon termination of this Agreement, Dealer agrees that it shall immediately:
(i)
Discontinue the use of the words smart or smart USA and the smart Marks and smart USA Marks, or any semblance of same, including without limitation, the use of all stationery, telephone directory listing and other printed material referring in any way to smart or smart USA or bearing any smart Mark or smart USA Marks;

(ii)
Discontinue the use of the word smart, smart USA and “smart Center” or the smart Marks or smart USA Marks, or any semblance of same, as part of its business or corporate name, and file a change or discontinuance of such name with appropriate authorities;

(iii)	Remove all product signs bearing said word(s) or smart Marks or smart USA Marks at Dealer’s sole cost and expense;
(iv)	Cease representing itself as an authorized smart USA Passenger Car Dealer; and
(v)	Refrain from any action, including without limitation, any advertising, stating or implying that it is authorized to sell or distribute smart USA Passenger Car Products.

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4.	Enforcement
In the event Dealer fails to comply with the terms and conditions of this Section VI.F, Distributor shall have the right, in its sole discretion, to effect compliance through litigation and/or to enter upon Dealer’s premises and remove, without liability, all such product signs and identification bearing the word smart or smart USA or any smart Mark or smart USA Mark. Dealer agrees that it shall reimburse Distributor for any costs and expenses incurred in such litigation and/or removal, including reasonable attorney fees and expenses.
VII.	WARRANTIES
The only warranties of Distributor or DAG applicable to smart USA Passenger Car Products shall be the New Vehicle Limited Warranty or such other written warranties that may be expressly furnished by Distributor or DAG. Except for its express limited liability under such written warranties, Distributor and DAG do not assume any additional warranty obligations or liabilities in connection with any smart USA Passenger Car Products. Dealer is not authorized to assume any additional obligations or liabilities on behalf of Distributor or DAG. Any such additional obligations assumed by Dealer shall be the sole responsibility of Dealer.
Dealer shall expressly incorporate in full and without modification any warranty furnished by Distributor or DAG with a smart USA Passenger Car as a conspicuous part of each order form or other contact for the sale of such a smart USA Passenger Car by Dealer to any buyer. Dealer shall make available to the buyer of each smart USA Passenger Car Product prior to purchase of such smart USA Passenger Car Product, copies of such applicable warranties as maybe furnished by Distributor or DAG. Dealer shall also provide to the buyer of each smart USA Passenger Car Product, in full and without modification, any owner’s manual, warranty booklet or other owner information which Distributor or DAG may provide to Dealer for delivery with such smart USA Product. Dealer agrees to abide by and implement in all other respects Distributor’s warranty procedures then in effect.
VII.	CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS
A.	NET WORKING CAPITAL
Dealer agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified by Distributor. Distributor will have the right to modify the amount of net working capital required, and Dealer agrees promptly to establish and maintain the required amount.
B.	FLOORING AND LINES OF CREDIT
Dealer agrees to obtain and maintain at all times a confirmed and adequate flooring line with a bank or financial institution or other method of financing acceptable to Distributor to enable Dealer to perform its obligations pursuant to this Agreement.
Distributor may increase the required amounts of flooring or lines of credit, and Dealer agrees promptly to establish and maintain the increased amount.
Subject to the foregoing obligations, Dealer is free to do its financing business, wholesale, retail or both, with whomever it chooses and to engage in retail financing activity to the extent it desires.

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C.	PAYMENT TERMS
All monies or accounts due Dealer from Distributor will be considered net of Dealer’s indebtedness to Distributor. Distributor may deduct or offset any amounts due or to become due from Dealer to Distributor, or any amounts held by Distributor, from or against any sums or accounts due or to become due from Dealer to Distributor. Payments by Dealer to Distributor shall be made in such a manner as prescribed by Distributor and shall be applied against Dealer’s indebtedness in accordance with Distributor’s policies and practices. If Dealer disputes any deduction or offset imposed by Distributor pursuant to this Section VII.C, it shall provide written notice of such dispute to Distributor within ninety (90) days of the date on which Distributor imposed such deduction or offset. If Dealer fails to provide such written notice to Distributor within that 90-day period, it shall be deemed to have waived any right that it may have to challenge such deduction or offset before any court, administrative agency or governmental body.
D.	UNIFORM ACCOUNTING SYSTEM
Dealer agrees to maintain its financial books and record in accordance with the smart USA Accounting Requirements, as amended from time to time by Distributor. In addition, Dealer shall furnish to Distributor complete and accurate financial or operating information, including without limitation, a financial and/or operating statement covering the current month and calendar year-to-date operations and showing the true and accurate condition of Dealer’s business. Dealer shall promptly furnish to Distributor copies of any adjusted annual statements, including any and all adjusted year-end statements prepared for tax or any other purposes. All such information shall be furnished by Dealer to Distributor via Distributor’s electronic communications network and in such format and at such times as prescribed by Distributor. If requested by Distributor, Dealer shall furnish to Distributor an audited annual financial statement.
E.	RECORDS MAINTENANCE
Dealer agrees to keep complete, accurate and current records regarding its sale, leasing and servicing of smart USA Car Products for a minimum of seven (7) years, exclusive of any retention period required by any government entity. Dealer shall prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by Dealer in accordance with the Warranty Manual.
F.	EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS
Distributor shall have the right at all reasonable times and during regular business hours to inspect the Dealership Facilities and to examine, audit and reproduce all records, accounts and supporting data relating to all dealership operations for any line of vehicles conducted in the Dealership Facilities or at the Approved Location(s), including without limitation, sales reporting, service and repair of smart USA Passenger Car Products by Dealer.

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G.	TAXES
Dealer shall be responsible for and duly pay all sales taxes, use taxes, excise taxes and other governmental or municipal charges imposed, levied or based upon the purchases or sale of smart USA Passenger Car Products by Dealer, and shall maintain accurate records of the same.
H.	CONFIDENTIALITY
Distributor agrees that it shall not provide any data or documents submitted to it by Dealer to any third party, other than DAG, unless authorized by Dealer, required by law, or required to generate composite or comparative data for analytic purposes. Dealer agrees to keep confidential and not to disclose, directly or indirectly, any information that Distributor designates as confidential. In addition, Dealer agrees to comply with all applicable laws relating to the handling, security, and sharing of lead and customer data provided by Distributor or DAG.
I.	smart USA COMMUNICATIONS SYSTEM AND PROPRIETARY MANUFACTURER SYSTEMS
Distributor has established the smart USA Dealer Communications System (“DCS”) to retrieve information from and disseminate information to Dealer. The DCS collects parts, warranty and financial data from Dealer, and provides access to various reports, data bases and administrative messages to Dealer. Dealer shall utilize the DCS to provide such information to Distributor as Distributor shall specify from time to time. Dealer shall acquire, install and maintain at its expense the necessary equipment and systems compatible with the DCS, as well as other proprietary manufacturer systems, which are deemed necessary by Distributor and DAG to transact business and serve customers in the most efficient manner.
J.	SALES REPORTING
Dealer agrees to accurately report to Distributor, with such relevant information as Distributor may reasonably require, the delivery of each smart USA Passenger Car and pre-owned smart USA vehicle to an ultimate consumer, and to furnish Distributor with such other reports as Distributor may reasonable require in accordance with Distributor’s Ultimate Consumer RDR Provision or such other sales reporting requirements (i.e. reporting of sales, customer traffic, and customer order banks) as Distributor may establish from time to time. All new car vehicles must be reported no later than 48 hours after delivery.
IX.	TRANSFERS
A.	SALE OF ASSETS OR OWNERSHIP INTEREST
This is a personal service agreement that Distributor has entered into in reliance upon personal qualifications, reputation, integrity, expertise and commitment of Owners and Dealer Operator. For this reason, Dealer agrees to obtain Distributor’s prior written consent to any proposed sale or transfer of Dealer’s principal assets or any ownership interest of Owner, which consent shall not be unreasonably withheld.
Distributor shall not be obligated to execute a new Agreement with a proposed transferee of such assets or ownership interest unless Dealer first makes arrangements acceptable to Distributor to satisfy any outstanding indebtedness to Distributor.

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B.	RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE
1.	Rights Granted
If a proposal to sell Dealer’s principle assets to transfer the majority ownership interest in Dealer is submitted by Dealer to Distributor, or in the event of the death of the majority Owner of Dealer, Distributor has the right of first refusal or option to purchase such assets or ownership interest, including any leasehold interest or reality. Distributor’s exercise of its right or option under this Section IX.B supersedes Dealer’s right to transfer its interest in, or ownership of, the dealership. Distributor’s right or option may be assigned by it to any third party and Distributor hereby guarantees the full payment to Dealer of the purchase price assigned to such assignee. Distributor may disclose the terms of any pending buy/sell agreement and any other relevant dealership performance information to any potential assignee. Distributor’s rights under this section IX.B will be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer’s assets. In the event the proposed sale of assets or transfer in majority interest (“Proposed Sale”) includes assets or interests that are not related to Dealer’s smart franchise, the right of first refusal shall apply only to portions of the Proposed Sale that relates to the smart franchise. If the buy/sell agreement does not specifically reference the portion of the purchase price of the Proposed Sale that relates to the smart franchise then Distributor shall reasonably determine the purchase price of the smart related portion of the Proposed Sale. In the event of a transfer of majority ownership interest in a dealership entity which holds both smart and non-smart related assets and liabilities, Dealer shall transfer all non-smart related assets and liabilities from the dealership entity prior to the closing of the transaction so that at the closing Distributor or its assignee is acquiring the ownership interest of an entity that holds only smart related assets and liabilities.
Anything herein to the contrary notwithstanding, Distributor shall not have a right of first refusal or option to purchase Dealer’s principle assets or the majority interest in Dealer if the proposed transferee is the spouse or a child of an Owner and such spouse or child meets the criteria then currently used by Distributor in qualifying owners of smart USA Passenger Car dealers. If the proposed transferee fails to meet such criteria due to insufficient personal qualifications or expertise, Distributor may, in its sole discretion, approve the transfer subject to the proposed transferee’s successful completion of such training as Distributor may require. If the proposed transferee fails to complete such training successfully or otherwise fails to meet the criteria then currently used by Distributor in qualifying such owners within the time period prescribed by Distributor, Distributor may thereafter exercise its right of first refusal or option to purchase under this section IX.B.

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2.	Exercise of Distributor’s Rights
Distributor shall have sixty (60) days from the following events within which to exercise its option to purchase or right of first refusal: (i) Distributor’s receipt of all data and documentation customarily required by it to evaluate a proposed transfer of ownership; (ii) Distributor’s receipt of notice from Dealer of the death of the majority Owner of Dealer, or (iii) Distributor’s disapproval of any application submitted by Owner’s heirs pursuant to Section X. Distributor’s exercise of its right of first refusal under this Section IX.B neither shall be dependent upon nor require its prior refusal to approve the proposed transfer.
3.	Right of First Refusal
If Dealer has entered into a bona fide written buy/sell agreement for its dealership business or assets, Distributor’s right under this Section IX.B is a right of first refusal, enabling Distributor to assume the buyer’s rights and obligations under such buy/sell agreement, and to cancel this Agreement and all rights granted Dealer. Upon Distributor’s request, Dealer agrees to provide other documents relating to the proposed transfer and any other information which Distributor deems appropriate, including, but not limited to, those reflecting other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses to provide such documentation or to state in writing that no such documents exist, it shall be conclusively presumed that the buy/sell agreement is not a bona fide agreement. If Dealer withdraws its proposal in writing within ten (10) days following Dealer’s receipt of Distributor’s notice exercising its right of first refusal, such right shall be null and void.
4.	Option to Purchase
In the event of the death of the majority Owner of if Dealer submits a proposal which Distributor determines is not bona fide or in good faith, Distributor has the option to purchase the principal assets of Dealer utilized in Dealership Operations, including real estate and leasehold interest, and to cancel this Agreement and the rights granted Dealer hereunder. The purchase price of the dealership assets will be determined by good faith negotiations between the parties.

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5.	Dealer’s Obligations
Upon Distributor’s exercise of its right or option and tender of performance under the buy/sell agreement or upon whatever terms may be expressed in the buy/sell agreement, Dealer shall forthwith transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form of recording, and Dealer shall deliver complete possession of the property and deed at the time of closing. Dealer shall also furnish to Distributor all copies of any easements, licenses, or other documents affecting the property or Dealership Operations and shall assign any permits or license that are necessary or desirable for the use of or appurtenant to the property of the conduct of such operations. Dealer also agrees to execute and deliver to Distributor instruments satisfactory to Distributor conveying title to all personal property, including leasehold interests, involved in the transfer or sale to Distributor. If any personal property is subject to any lien or charge of any kind, Dealer agrees to procure the discharge and satisfaction thereof prior to the closing of the sale of such property to the Distributor.
X.	SUCCESSION RIGHTS UPON DEATH OR INCAPACITY
A.	SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER
In the event that an Owner dies and his or her interest in Dealer passes directly to any person or persons (“Heirs”) who wish to succeed to Owner’s interest, then Owner’s legal representative must notify Distributor within sixty (60) days of the death of Owner of such Heir’s or Heirs’ intent to succeed Owner. The legal representative also must then designate a proposed Dealer Operator for Distributor’s approval. The effect of such notice from Owner’s legal representative will be to suspend any notice of termination provided for in Section X.B.4 issued hereunder.
Upon delivery of such notice, Owner’s legal representative shall immediately request any person(s) identified by it as intending to succeed Owner and the designated candidate for Dealer Operator to submit an application and to provide all personal and financial information that Distributor may reasonably and customarily require in connection with its review of such applications. All requested information must be provided promptly to Distributor and in no case later than thirty (30) days after receipt of such request from Owner’s legal representative. Distributor shall have sixty (60) days after its receipt of all requested information in which to: (i) review such application(s) pursuant to the then current criteria generally applied by Distributor in qualifying owners and/or dealer operators of smart USA passenger car dealers, and (ii) either approve or disapprove the application(s). If all requested information is not received by Distributor within thirty (30) days of Owner’s legal representative’s request, Distributor shall have no obligation to review and approve or disapprove such application(s). If Distributor approves the application(s), it shall offer to enter into a new smart USA Passenger Car Dealer Agreement with Owner’s Heir(s) in the form then currently in use, subject to such additional conditions and for such term as Distributor deems appropriate.

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In the event that Distributor does not approve the designated Heir(s) or designated candidate for Dealer Operator, or if Owner’s legal representative withdraws his or her notice of the intent of Heir(s) to succeed as Owner(s), or if the legal representative or any proposed Owner or Dealer Operator fails to timely provide the required information, Distributor may reinstate or issue a notice of termination. This Section X.A. is subject to, and shall not be deemed to waive, Distributor’s right to exercise its option to purchase as set forth in Section IX.
If Distributor has notified Dealer that it does not plan to continue to have a smart USA passenger car dealer in Dealer’s AOR, Distributor shall have no obligation to execute a new smart USA Passenger Car Dealer Agreement with Owner’s Heir(s) pursuant to this Section X.
B.	INCAPACITY OF OWNER
The parties agree that, as used herein, incapacity shall refer to any physical or mental ailment that, in Distributor’s opinion, adversely affects an Owner’s ability to meet his or her obligations under this Agreement. Distributor may terminate this Agreement when an incapacitated Owner also is the Dealer Operator identified herein.
Prior to the effective date of any notice of termination, an incapacitated Owner who is also the Dealer Operator, or his or her legal representative, may propose a new candidate for the position of Dealer Operator. Such proposal shall be in writing and shall suspend any pending notice of termination until Distributor advises Dealer of its approval or disapproval of the new candidate. Upon receipt of such notice, Distributor and Dealer shall follow the qualification procedures set forth in Section X.A.
C.	NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF OWNER
An Owner owning a majority of Dealer’s stock may nominate a candidate to assume ownership and/or position of Dealer Operator of the dealership upon his or her death or incapacity.
As soon as practicable after such nomination, Distributor will request such personal financial information from the nominated Owner and/or Dealer Operator candidate as it reasonably and customarily may require in evaluating such candidates. Distributor shall apply criteria then currently used by Distributor in qualifying owners and/or dealer operators of smart USA passenger car dealers. Upon receipt of all requested information, Distributor shall either approve or disapprove such candidate. If Successor Addendum and shall remain in effect for five (5) years if the proposed candidate continues to comply with the then current criteria used by Distributor in qualifying such candidates. If Distributor does not initially qualify the candidate, Distributor agrees to review the reason(s) for its decision with Owner. Owner is free at any time to renew its nomination. However, in such instances, the candidate must again qualify pursuant to the then current criteria. Owner may, by written notice, withdraw a nomination at any time, even if Distributor has previously qualified said candidate.

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XI.	TERMINATION
A.	VOLUNTARY TERMINATION BY DEALER
Dealer shall have the right to terminate this Agreement at any time by sending notice of such termination to smart USA, by certified mail, return receipt requested, telegram, or overnight mail service at least sixty (60) days in advance of the effective date thereof.
B.	TERMINATION FOR CAUSE
1.	Immediate Termination
Dealer and Distributor agree that the following conduct is within Dealer’s control and is so contrary to the goals, purposes and objectives of this Agreement as to warrant its immediate termination. Accordingly, Dealer agrees that if it engages in any of the following types of conduct, Distributor shall have the right to terminate this Agreement immediately:
(i)
Any attempted or actual sale, transfer or assignment by Dealer of this Agreement or any of the rights granted Dealer hereunder, or any attempted or actual transfer, assignment or delegation by Dealer of any of the responsibilities assumed by it under this Agreement, without prior written consent of Distributor;

(ii)
Subject to the provisions of Section IX, a change by operation of law or otherwise in the direct or indirect ownership of Dealer, whether voluntary of involuntary, from that set forth in the Final Paragraph of this Agreement, except as expressly permitted herein, without the prior written consent of Distributor;

(iii)
Removal, resignation, withdrawal or elimination from Dealer for any reason of the Dealer Operator; provided, however, Distributor shall give Dealer a reasonable period of time within which to replace such person with a Dealer Operator satisfactory to Distributor;

(iv)
The failure of Dealer to conduct all Dealership Operations required by this Agreement during and for not less than the customary and lawful hours of five (5) consecutive business days, except in the event such closure or cessation of operation is caused by some physical event beyond the control of the Dealer, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God;

(v)
Any undertaking by Dealer to conduct, directly or indirectly, any of the Dealership Operations at a location or facility other than those specified in Paragraph E and the Final Paragraph of this Agreement for that Dealership Operation;

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(vi)
Insolvency of Dealer; voluntary institution by Dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law; institution against dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law which is not vacated within thirty (30) days from the institution thereof; appointment of a receiver, trustee or other office having similar powers for Dealer or Dealer’s business, provided such appointment is not vacated within thirty (30) days of the date of such appointment; execution by Dealer of an assignment for the benefit of creditors; or any levy under attachment, foreclosure, execution or similar process whereby a third party acquires rights to a significant portion of the assets of Dealer necessary for the performance of Dealer’s responsibilities under this Agreement or to the operation or ownership of Dealer, which is not within thirty (30) days from the date of such levy vacated or removed by payment or bonding;

(vii)
Any material misrepresentation by Dealer or any person named in the Final Paragraph of this Agreement as to any fact relied on by Distributor in entering into, amending or continuing with this Agreement, including without limitation any representation concerning the ownership, management, or capitalization of Dealer;

(viii)
The conviction in a court of original jurisdiction of Dealer or Owner of a crime affecting the Dealership Operations or of any felony, or any willful failure to Dealer to comply with the provisions of any laws, ordinances, rules, regulations, or orders relating to the conduct of Dealership Operations;

(ix)
The failure of Dealer to obtain or maintain any license, permit or authorization necessary for the conduct by Dealer of Dealership Operations pursuant to this Agreement, or the suspension or revocation of such license, permit or authorization.

1A.	Submission by Dealer to Distributor of:
(i)	A knowingly false or fraudulent report or statement;
(ii)
a knowingly false or fraudulent claim (or statement in support thereof) for payment, reimbursement or for any discount, allowance, refund, rebate, credit or other incentive under any plan that may be offered by Distributor, whether or not Dealer offers or makes restitution;

(iii)	False financial information;

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(iv)	False sales reporting data; or
(v)	Any false report of statement relating to pre-delivery inspection, testing, warranties, service, repair or maintenance required to the performed by Dealer; or
2.	Termination Upon Sixty Days of Notice
The following conduct violates the terms and conditions of this Agreement and, if Dealer engages in such conduct, Distributor shall have the right to terminate this Agreement upon sixty (60) days notice if Dealer fails to cure such conduct within the sixty-day period provided in such notice:
(i)	Failure of Dealer to pay Distributor for any smart USA Passenger Car Products;
(ii)	Failure of Dealer to establish or maintain the required net working capital or adequate flooring and lines of credit;
(iii)
Any dispute, disagreement or controversy among managers, officers or Owners of Dealer that, in the reasonable opinion of Distributor, adversely affects the ownership, operation, management, business, reputation or interests of Dealer or Distributor;

(iv)	Impairment of the reputation or financial standing of Dealer subsequent to the execution of this Agreement;
(v)	Refusal to permit Distributor to examine or audit Dealer’s accounting records as provided herein upon receipt by Dealer from Distributor of written notice requesting such permission or information;
(vi)	Failure by Dealer to timely furnish accurate sales or financial information and related supporting data; or
(vii)	Breach or violation by Dealer of any other term or provision of this Agreement.
3.	Termination for Failure of Performance
If, upon evaluation of Dealer’s performance pursuant to Sections II.F, IV.F, V.B or VI.E herein, Distributor concludes that Dealer has failed to perform adequately its marketing and sales, service or customer satisfaction responsibilities or to provide adequate dealership facilities, Distributor shall issue to Dealer a Dealer Improvement Addendum notifying it of such failure(s). Distributor will endeavor to review promptly with Dealer the nature and extent of such failure(s) and will grant Dealer one hundred eighty (180) days or such other period as may be required by law to correct such failure(s). If Dealer fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, Distributor may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

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4.	Termination Upon Death or Incapacity
Subject to certain exceptions identified in Section X, Distributor may terminate this Agreement in the event of the death or an Owner or upon in the incapacity of any Owner’s legal representative. Termination upon either of these events shall be effective ninety (90) days from the date of such notice.
C.	TERMINATION UPON TERMINATION OF DISTRIBUTORSHIP
Distributor may terminate this Agreement at any time by written notice to Dealer, such termination to be effective thirty (30) days after receipt of notice by Dealer unless otherwise mutually agreed in writing, if any licensing or distribution agreement pursuant to which Distributor is distributor for smart USA Passenger Car Products in the United States of America and Puerto Rico shall terminate or be terminated.
D.	TERMINATION FOR FAILURE OF DISTRIBUTOR TO BE LICENSED
If Distributor fails to obtain or maintain any license, permit, or authorization necessary for Distributor’s performance of its obligations under this Agreement or if such license, permit or authorization is suspended or revoked, and such suspension or revocation continues for a period of five (5) days, either party may immediately terminate this Agreement by giving notice to the other party.
E.	TERMINATION UPON OFFERING TO ENTER INTO A NEW OR AMENDED PASSENGER CAR DEALER AGREEMENT
Distributor may terminate this Agreement at any time on or after the expiration of the period commencing on the effective date of this Agreement and ending three (3) years thereafter by giving Dealer ninety (90) days prior notice thereof and offering to enter into a new or amended form of Passenger Car Dealer Agreement with Dealer in a form being offered generally to smart USA passenger car dealers.
F.	NOTICE OF TERMINATION
Any notice of termination under this Agreement shall be in writing and shall be mailed to the person(s) designated to receive such notice, via overnight mail, or shall be delivered in person. Such notice shall be effective upon the date of receipt. Distributor shall state the grounds on which it relies in its termination of Dealer, and shall have the right to amend such notice as appropriate. Distributor’s failure to refer to additional grounds for termination shall not constitute a waver of its right later to rely upon such grounds.

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G.	CONTINUANCE OF BUSINESS RELATIONS
Upon receipt of any notice of termination, Dealer agrees to conduct itself and its operation until the effective date of termination in a manner that will not injure the reputation or goodwill of the smart Marks or smart USA Marks or Distributor or DAG.
H.	REPURCHASE PROVISIONS
1.	Distributor’s Obligations
Upon the termination of this Agreement, Distributor shall have the right to cancel any and all shipments of smart USA Passenger Car Products scheduled for delivery to Dealer, and Distributor shall repurchase from Dealer the following:
(i)
New, unused, unmodified and undamaged smart USA Passenger Cars then unsold in Dealer’s inventory that are of the then current or prior model year. The prices of such passenger cars shall be the same as those at which they were originally purchased by Dealer, less all prior refunds or other allowances made by Distributor to Dealer with respect thereto.

(ii)
New, unused and undamaged Genuine smart USA Passenger Car Parts and Accessories then unsold in Dealer’s inventory that are in good and saleable condition and are listed in the current parts catalog. The prices for such parts and accessories shall be the prices last established by Distributor for the sale of the identical parts or accessories to smart USA passenger car dealers in the area in which Dealer is located less any discounts, allowances or prior refunds provided by Distributor to Dealers.

(iii)
Special service tools recommended by Distributor for then owned smart USA Passenger Cars. The prices for such special service tools will be the price paid by Dealer less depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

(iv)
Signs that Distributor has recommended for identification of Dealer. The price of such signs shall be the price paid by Dealer less appropriate depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

2.	Dealer’s Responsibilities
Distributor’s obligations to repurchase the items set forth in this Section XI.H are contingent upon Dealer fulfilling all of the following obligations:
(i)
Within thirty (30) days after the effective date of termination of this Agreement, Dealer shall deliver or mail to Distributor a detailed inventory of all items referred to in this Section XI.H that it requests Distributor repurchase and shall certify that such list is true and accurate.

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(ii)	Dealer shall be entitled to request repurchase of only those items that it purchased from Distributor, unless Distributor agrees otherwise.
(iii)
Dealer will deliver to Distributor at Distributor’s place of business and at Dealer’s expense all smart USA Passenger Car Products and special service tools to be repurchased by Distributor. If Dealer fails to do so, Distributor may transfer such items and deduct the cost therefore from the repurchase price.

(iv)
Dealer will execute and deliver to Distributor instruments satisfactory to Distributor conveying good and marketable title to the aforesaid items to Distributor. If such items are subject to any lien or charge of any kind, Dealer will procure the discharge in satisfaction thereof prior to their repurchase by Distributor. Dealer will comply with the requirements of any state or federal laws that relate to the repurchase, including bulk sales or transfer laws.

(v)	Dealer will provide to Distributor in writing the names and addresses of all of its smart USA Passenger Car service customers.
(vi)
Dealer will deliver to Distributor at Distributor’s place of business or to a third party designated by the Distributor and at the Dealer’s expense any and all sales instruction manuals, promotional materials, technical or service literature, advertising and other printed materials, computer hardware and software or other media relating to smart USA Passenger Car Products then in Dealer’s possession and that were acquired or obtained by Dealer from Distributor.

(vii)
Dealer will remove, at its own expense, all signage and corporate identification from Dealer’s Approved Location(s), including all smart Marks and smart USA Marks, before it is eligible for payment hereunder.

3.	Payment by Distributor
Distributor will pay Dealer for such items as Dealer may request be repurchased and that quantity hereunder as soon as practicable upon Dealer’s compliance with all of the obligations set forth herein and upon computation of any outstanding indebtedness of Dealer to Distributor.
Distributor shall have the right to offset from any amounts to Dealer hereunder the total sum of Dealer’s outstanding indebtedness to Distributor.
If Dealer disagrees with Distributor’s valuation of any item herein, and Dealer and Distributor have not resolved their disagreement within ninety (90) days of the effective date of termination of this Agreement, Distributor shall pay to Dealer the amount of which it reasonably believes Dealer is entitled.

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XII.	DEFENSE AND INDEMNIFICATION
A.	DEFENSE AND INDEMNIFICATION BY DISTRIBUTOR
Distributor agrees to assume the defense of Dealer and to indemnify and hold Dealer harmless in any lawsuit naming Dealer as a defendant and involving any smart USA Passenger Car Product when the lawsuit also involves allegations of:
1.
Bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a smart USA Passenger Car Product, provided that the defect could not reasonably have been discovered by Dealer during the pre-delivery inspections and service of the smart USA Passenger Car Product or otherwise;

2.	Any misrepresentation or misleading statement or unfair or deceptive trade practice of Distributor; or
3.
Any substantial damage to a smart USA Passenger Car Product purchased by Dealer from Distributor that was repaired by Distributor and where Dealer had not been notified of such damage in writing prior to the delivery of the subject passenger car, part or accessory to a retail customer; and

Provided:
4.
That Dealer delivers to Distributor, in a manner to be designated by Distributor, within twenty (20) days of the service of any summons or complaint, copies of such documents and requests in writing a defense and/or indemnification therein (except as provided in Section XII.D below);

5.
That the complaint does not involve allegations of dealer misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of Dealer’s unfair or deceptive trade practice;

6.	That the smart USA Passenger Car Product which is the subject of the lawsuit was not altered by or for Dealer;
7.	That Dealer agrees to cooperate fully in the defense of such action as Distributor may reasonably require; and
8.	That Dealer agrees that Distributor may offset any recovery on Dealer’s behalf against any indemnification that may be required hereunder.

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B.	DEFENSE AND INDEMNIFICATION BY DEALER
Dealer agrees to assume the defense of Distributor or DAG and to indemnify and hold them harmless in any lawsuit naming Distributor or DAG as a defendant when the lawsuit involves allegations of
1.	Dealer’s failure to comply, in whole or in part, with any obligation assumed by Dealer under this Agreement;
2.
Dealer’s negligent or improper inspection, preparation, repair or servicing of a new or used smart USA Passenger Car Product, or such other motor vehicles or equipment as may be sold or serviced by Dealer;

3.	Dealer’s alleged breach of any contract or warranty other than that provided by Distributor or DAG;
4.	Dealer’s alleged misleading statements, misrepresentations, or deceptive or unfair trade practices;
5.
Any modification or alteration made by or on behalf of Dealer to a smart USA Passenger Car Product, except those made pursuant to the express written instruction or with the express written approval of Distributor;

6.
Any change in the employment status or in the terms or conditions of employment of any officer, employee, or agent of Dealer or of any Owner or the Dealer Operator, including but not limited to claims for breach of employment contact, wrongful termination or discharge, tortuous interference with contract or economic advantage, and similar claims; and

Provided:
7.
That Distributor delivers to Dealer, within twenty (20) days of the service of any summons or complaint, copies of such documents, and requests in writing a defense and/or indemnification therein (except as provided in Section XII.D below);

8.	That Distributor agrees to cooperate fully in the defense of such action such as Dealer may reasonably require; and
9.	That the complaint does not involve allegations of liability premised upon Distributor’s separate conduct or omissions.
C.	CONDITIONAL DEFENSE AND/OR INDEMNIFICATION
In agreeing to defend and/or indemnify each other, Dealer and Distributor may make their agreement conditional on the continued existence of that state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either Dealer or Distributor to refuse such request.

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The party withdrawing from its agreement to defend and/or indemnify shall give timely notice of its intent to withdraw. Such notice shall be in writing and shall be effective upon receipt. The withdrawing party shall be responsible for all costs and expenses of defense up to the date of receipt of its notice to withdrawal.
D.	THE EFFECT OF SUBSEQUENT DEVELOPMENTS
In the event that subsequent developments in a case make clear that the allegations which initially precluded a request or an acceptance of a request for a defense and/or indemnification are no longer at issue therein or are without foundation, any party having a right to a defense and/or indemnification hereunder may tender such request to the other party and the non-tendering party shall be required to agree to such subsequent request for a defense and/or indemnification where the non-tendering party would not be unduly prejudiced by such delay.
E.	TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES
Dealer and Distributor shall have sixty (60) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this Section.
If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response for such request, the requesting party shall take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until Dealer or Distributor assumes the requested defense and/or indemnification. In the event that Dealer and Distributor agrees to assume the defense and/or indemnification of a lawsuit, it shall have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to Section XII.D above, shall have the obligations to reimburse the requesting party for all reasonable costs and expenses including actual attorneys’ fees, incurred prior to such assumption.
XIII.	NOTICE OF BREACH OR FAILURE TO ACT IN GOOD FAITH
In the interest of maintaining a harmonious relationship between Distributor and Dealer, if the Dealer believes that Distributor has breached this Agreement or has failed to act in good faith toward Dealer, Dealer shall report its belief and the bases therefore promptly, in writing, to the President of Distributor. For the purposes of this Section XII, the term “good faith” shall mean Distributor and its representatives acting in a fair, honest, commercially reasonable, equitable, and impartial manner toward Dealer. It is the intention of the parties that the purpose of the requirement of such notification by Dealer is to afford Distributor sufficient opportunity to consider the claim of Dealer and if, in the sole determination of Distributor, such claim is found to be meritorious, to undertake such measures as may be necessary to correct the condition of which Dealer complains.

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XIV.	GENERAL PROVISIONS
A.	NOTICES
Except as otherwise specifically provided herein, any notice required to be given by either party to the other shall be in writing, shall be delivered personally or by mail to the party at its address as stated in this Agreement, and shall be effective upon receipt by hand delivery or upon mailing.
B.	IMPLIED WAIVERS
The failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter. The waiver by any party of a breach of any provision herein shall not constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.
C.	SOLE AGREEMENT OF THE PARTIES
This Agreement terminates and supersedes all prior agreements between the parties relating to the subject matters covered herein. There are no prior agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to the sale or service of smart USA Passenger Car Products, except as otherwise specifically provided for or referred to in this Agreement. Dealer acknowledges that no representations or statements other than those expressly set forth therein were made by Distributor or any officer, employee, agent, or representative thereof, or were relied upon by Dealer in entering into this Agreement.
D.	DEALER NOT AN AGENT OR REPRESENTATIVE
Dealer is an independent business. This Agreement does not constitute Dealer the agent or legal representative of Distributor or DAG for any purposes whatsoever. Dealer is not granted any express or implied right or authority to assume or create any obligation on behalf of or in the name of Distributor or DAG or to bind Distributor or DAG in any manner whatsoever. No fiduciary obligations are created by this Agreement.
E.	ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES
This is a personal service agreement and may not be assigned or sold in whole or in part, directly or indirectly, voluntarily or by operation of law, by the Dealer without the prior written consent of Distributor. Any attempted transfer, assignment or sale without Distributor’s prior written consent will be void and not binding upon Distributor.
F.	NO FRANCHISE FEE
Dealer warrants that it has paid no fee, nor has it provided any goods or services in lieu of same, to Distributor in consideration of entering into this Agreement. The sole consideration for Distributor’s entering into or continuing this Agreement is Owner’s and Dealer Operator’s ability, integrity, assurance of personal services, and expressed intention of deal fairly and equitably with Distributor and the public.

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G.	BENEFIT
This Agreement is entered into by and between Distributor and Dealer for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.
H.	MICHIGAN LAW
This Agreement shall be deemed to have been entered into in the State of Michigan, and all questions concerning the validity, interpretation, or performance of any of its terms, or of any contractual rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the internal laws of the State of Michigan, including, without limitation, its statutes of limitations.
XV.	DEFINITIONS
As used in this Agreement, the parties agree that the following terms shall be defined exclusively as set forth below.
A.	DEALER: The natural person or entity that executes the Agreement and is authorized by Distributor to sell and service smart USA Passenger Car Products as defined herein.

B.	OWNER: The persons identified in Paragraph D and the Final Paragraph of this Agreement.

C.	DEALER OPERATOR: The person identified in Paragraph D and the Final Paragraph of this Agreement.

D.	DEALERSHIP FACILITIES: The buildings, improvements, fixtures and equipment situated at the Approved Location(s) and identified in Paragraph E and the Final Paragraph of this Agreement.

E.
APPROVED LOCATION(S): The location(s) and any facilities thereon designated in Paragraph E and the Final Paragraph of this Agreement that Distributor has approved for the Dealership Operation(s) specified therein.

F.
DEALERSHIP OPERATIONS: All dealer functions contemplated by this Agreement including, without limitation, sale and servicing of smart USA Passenger Car Products, use and display of smart Marks or smart USA Marks and smart USA Passenger Car Products, rental and leasing of smart USA Passenger Car, sale of pre-owned smart USA Vehicles, body shop work, financing or insurance services and any other activities undertaken by Dealer in connection with smart USA Passenger Car Products whether conducted directly or indirectly by Dealer.

G.	DAG: Daimler Aktiengesellschaft, a corporation of the Federal Republic of Germany and the manufacturer of smart USA Passenger Cars, and any successor thereto.

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H.
smart or smart USA MARKS: The various smart and smart USA trademarks, service marks, names, logos, and designs that Dealer is authorized to use in the sale and servicing of smart USA Passenger Car Products.

I.
smart USA PASSENGER CARS: All new smart USA passenger cars that Distributor is authorized to sell to smart USA passenger car dealers in the United States of America and Puerto Rico pursuant to a written distributor agreement between DAG and Distributor, and that Distributor, in its sole discretion, sells to Dealer for resale.

J.
GENUINE smart USA PASSENGER CAR PARTS AND ACCESSORIES: All smart USA passenger car parts and accessories manufactured by or on behalf of Distributor or DAG and such other parts and accessories specifically approve by DAG for use in servicing smart USA Passenger Cars that Distributor sells to Dealer for resale.

K.	smart USA PASSENGER CAR PRODUCTS: All smart USA Passenger Cars and Genuine smart USA Passenger Car Parts and Accessories that Distributor sells to Dealer for resale.

L.	COMPETITIVE VEHICLES: Those new vehicles that are considered by Distributor to be directly competitive with smart USA Passenger Cars.

M.	WARRANTY MANUAL: The smart USA Warranty Policies and Procedures Manual.
XVI.	ADDITIONAL PROVISIONS
In consideration of Distributor’s agreement to appoint dealer as a smart USA Passenger Car dealer, Dealer further agrees:
All terms and conditions in this Agreement inconsistent with the laws and rules of the State in which Dealer’s smart USA dealership facilities specified in this Agreement are located are of no force and effect.
If any provision herein contravenes the laws or regulations of any state or other jurisdiction wherein this agreement is to be performed, or denies access to the procedures, forums, or remedies provided for by such laws or regulations, such provision shall be deemed to be modified to conform to such laws or regulations, and all other terms and provisions shall remain in full force.

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